Exhibit 10.2

RENEWAL PROMISSORY NOTE
(Floating Rate)

$75,000,000.00 December 13, 2024

For value received, STELLAR BANCORP, INC., a Texas corporation (“Borrower,” whether one or more), jointly and severally (if more than one) promises to pay to the order of FROST BANK, a Texas state bank (“Lender”), at P.O. Box 34746, San Antonio, Texas 78265, or at such other address as Lender shall from time to time specify in writing, the principal sum of SEVENTY- FIVE MILLION AND NO/100 DOLLARS ($75,000,000.00) (the “Revolving Credit Commitment”), or so much that may be advanced from time to time by Lender to Borrower pursuant to the terms of the Loan Agreement (as defined below), in legal and lawful money of the United States of America, with interest on the outstanding principal from the date advanced until paid at the rate set out below, and otherwise in strict accordance with the terms and provisions of this Renewal Promissory Note (Revolving) (this “Note”). This Note has been executed and delivered pursuant to that certain Third Amended and Restated Loan Agreement dated December 13, 2022 (together with all amendments, modifications, and restatements thereof, the “Loan Agreement”), by and between Borrower and Lender as amended by that certain First Amendment to Third Amended and Restated Loan Agreement dated of even date herewith between Borrower and Lender. Capitalized terms not otherwise defined in this Note shall have the respective meanings assigned to such terms in the Loan Agreement.

1.Revolving Line of Credit. Under the Loan Agreement, Borrower may request Advances and make payments under this Note from time to time, provided that it is understood and agreed that the aggregate principal amount outstanding from time to time under this Note shall not at any time exceed the Revolving Credit Commitment amount of $75,000,000.00. The unpaid principal balance of this Note shall increase and decrease with each new Advance or payment under this Note, as the case may be. Subject to Section 7, (a) this Note shall not be deemed terminated or canceled prior to the Maturity Date (as defined below) even though the entire principal balance of this Note may be paid in full from time to time; and (b) Borrower may borrow, repay, and re-borrow under this Note.

1.Payment.

a.Payment Terms.

i.Interest only shall be due and payable quarterly as it accrues on the 13th day of each March, June, September and December, beginning March 13, 2025, and continuing quarterly thereafter until December 13, 2026 (the “Interest Only Period Expiration Date”).

i.Following the Interest Only Period Expiration Date, principal and interest shall be due and payable in quarterly payments in equal amounts sufficient to fully amortize the principal balance of this Note as of the Interest Only Period Expiration Date over an amortization period of 84 months, payable on the 13th day of each March, June, September and December, beginning March 13, 2027, and continuing quarterly thereafter until December 13, 2033 (the “Maturity Date”), when the entire outstanding amount of this Note, including all principal and accrued interest then remaining unpaid, shall be then due and payable.

i.The quarterly payments of principal and interest due under Section 2(a)(ii) of this Note will be calculated on the basis of an amortization of the original principal balance of this Note over a period of 84 months from the Interest Only Period Expiration Date (the “Amortization Period”) based on the initial interest rate as set forth in this Note. It is intended by Lender and Borrower that the payments due under Section 2(a)(ii) of this Note shall always be sufficient to pay all accrued interest and some principal on this Note. Because of possible interest rate changes in accordance with this Note from time to time that could result in negative amortization of the principal balance of this Note, and to maintain the amortization schedule of this Note anticipated by Lender on the date of this Note, Borrower agrees that Lender may, in its sole and absolute discretion, adjust the payment amount from time to time during the term of this Note.

i.The principal amount of this Note may be disbursed to Borrower in one or more Advances pursuant to the terms and conditions of the Loan Agreement, but in no event will Borrower be entitled to request or receive advances after the Interest Only Period Expiration Date.

a.Manner of Payments. All payments of interest and principal to Lender shall be made in lawful money of the United States of America no later than 12:00 pm (San Antonio, Texas time) on the date on which such payment is due by cashier’s check, certified check, or by wire transfer of immediately available funds.

a.Application of Payments. Except as may be expressly provided in this Note to the contrary, all payments on this Note shall be applied in the following order of priority: (i) the payment or reimbursement of any expenses, costs, or obligations (other than the outstanding principal balance of this Note and interest on this Note) for which Borrower (or any other party) shall be obligated to pay or reimburse, as applicable, or to which Lender shall be entitled pursuant to the provisions of this Note or the other Loan Documents, (ii) the payment of accrued but unpaid interest on this Note, and (iii) the payment of all or any portion of the then-outstanding principal balance of this Note, in the direct order of maturity. If an Event of Default exists under this Note or under any of the other Loan Documents, then Lender may, in its sole and absolute discretion, apply any such payments, at any time and from time to time, to any of the items specified in clauses (i), (ii), or (iii) above without regard to the order of priority otherwise specified in this Section, and any application of such payments to the outstanding principal balance of this Note may be made in either the direct or inverse order of maturity, at the sole and absolute discretion of Lender.

a.Business Day Convention. Whenever any payment to be made under this Note or under any other Loan Document shall be due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time for payment will be taken into account in calculating the amount of interest payable under this Note.

a.Rescission of Payments; Unconditional Payments. If at any time any payment made by Borrower under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of Borrower, or for any other reason, Borrower’s obligation to make such payment shall be reinstated as though such payment had never been made. Borrower is obligated to pay all principal, interest, costs, fees, expenses and any other obligations as specified under the Loan Documents absolutely and unconditionally, without any abatement, postponement, diminution, deduction, offset, demand, counterclaim, or recoupment (each of which is hereby waived). Acceptance by Lender of any payment in an amount less than the amount then due on any obligations shall be deemed an acceptance on account only, notwithstanding any notation on or accompanying such partial payment to the contrary, and shall not in any way (i) waive or excuse the existence of an Event of Default, (ii) waive, impair or extinguish any right or remedy available to Lender hereunder or under the other Loan Documents, or (iii) waive the requirement of punctual payment and performance or constitute a novation in any respect.

1.Interest.

a.Interest Rate.

i.Interest on the outstanding and unpaid principal balance of this Note shall be computed at a per annum rate equal to the Benchmark (initially 3-Month Term SOFR), plus the Applicable Margin, with said interest rate to be adjusted quarterly on the 13th day of each March, June, September, and December (such adjustment interval, the “Interest Period”), while such Benchmark is 3-Month Term SOFR; provided, however, in no event shall the Benchmark be less than the Floor. Each determination by Lender of the interest rate under this Note shall be conclusive and binding upon the Borrower in all respects absent manifest error and may be computed using any reasonable averaging and attribution method. Borrower understands and acknowledges that 3-Month Term SOFR is a reference rate and does not necessarily represent the lowest or best rate actually charged by Lender to any customer.

i.Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document:

1.Replacing the Then-Current Benchmark. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then- current Benchmark immediately for all purposes hereunder and under any other Loan Document, without any amendment to, or further action or consent of any party to this or any other Loan Document.

1.Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Note or any other Loan Document.

1.Notices; Standards for Decisions and Determinations. Lender will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement; and (ii) the effectiveness of any Benchmark Replacement Conforming Changes.

Any determination, decision or election that may be made by Lender pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non- occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto or to any other Loan Document, except, in each case, as expressly required pursuant to this Section.

1.Temporary Unavailability of Setting of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time, if a relevant setting of the then-current Benchmark is temporarily unavailable due to a systemic market disruption not falling within the scope of clause (a) of this Section, as determined by Lender in its reasonable discretion, then Lender may utilize the last available setting of the then-current Benchmark until such time as the source and/or publisher of the then-current Benchmark resumes timely publication of such Benchmark’s settings.

1.Definitions.

“3-Month Term SOFR” means, for any Interest Period, the three-month CME Term SOFR Reference Rate published by CME Group Benchmark Administration Limited, or any successor source and/or publisher for such rate reasonably determined by Lender from time to time, for the date that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as determined by Lender; provided, that if Lender decides at any time that such lookback convention is not administratively feasible for Lender, then Lender may, permanently or temporarily, implement another convention (which may use a lookback of a different duration) in its reasonable discretion, without further notice to or consent from Borrower. (The Term SOFR market data is the property of Chicago Mercantile Exchange Inc. or it’s licensors as applicable. All rights reserved, or otherwise licensed by Chicago Mercantile Exchange Inc.) Benchmark, 2.75% per annum.

“Applicable Margin” means, for any date and any

“Benchmark” means, initially, 3-Month Term SOFR;

provided that if a replacement of the Benchmark has occurred pursuant to this Section, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for the then-current Benchmark, for purposes of clause (ii) of this Section, the first alternative set forth below that can be determined by Lender:

a.the sum of: (i) Daily Simple SOFR; and (ii) an adjustment (which may be a positive or negative value or zero) that has been selected by Lender giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar- denominated syndicated or bilateral credit facilities at such time;

a.the sum of: (i) the Effective Federal Funds Rate; and
(ii)an adjustment (which may be a positive or negative value or zero) that has been selected by Lender giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar- denominated syndicated or bilateral credit facilities at such time; or

a.the sum of (i) the alternate benchmark rate; and (ii) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by Lender as the replacement for such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated or bilateral credit facilities at such time;

provided that, if the Benchmark Replacement as determined above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Note and the other Loan Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” the timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Note and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark, the first to occur of (a) or (b) below, as confirmed by a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an

insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark: (a) the specified date on which the administrator of the then-current Benchmark ceases to provide such Benchmark, permanently or indefinitely, provided that, at such time, there is no successor administrator that will continue to provide such Benchmark; or (b) the specified date on which such Benchmark is no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Daily Simple SOFR” means, for any Interest Period, the secured overnight financing rate published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time) for the day that is five (5) U.S. Government Securities Business Days prior to the first day of such Interest Period, as determined by Lender; provided, that if Lender decides at any time that such lookback convention is not administratively feasible for Lender, then Lender may, permanently or temporarily, implement another convention (which may use a lookback of different duration) in its reasonable discretion, without further notice to or consent from Borrower.

“Effective Federal Funds Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate, with the conventions for this rate (which may include a lookback) being established by Lender in its reasonable discretion.

“Floor” means, for any date and any Benchmark, the benchmark rate floor of 3.75% per annum.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

(iii)Rates. The interest rate on this Note may be derived from an interest rate benchmark that may in the future be discontinued or become the subject of regulatory reform. Lender does not warrant or accept any responsibility for, and will not have any liability with respect to, the continuation of, the administration of, submission of, calculation of, performance of, or any other matter related to any interest rate benchmark referenced in this Note, or any component thereof, or with respect to any alternative or successor interest rate benchmark thereto, or replacement interest rate benchmark thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement interest rate benchmark will be similar to, or produce the same value or economic equivalence of, the existing interest rate benchmark being replaced or have the same volume or liquidity as did any existing interest rate benchmark prior to its discontinuance or unavailability, or the effect, implementation or composition of any Benchmark Replacement Conforming Changes. Lender and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate benchmark used in this Note or any alternative, successor or replacement interest rate benchmark (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. Lender may select information sources or services in its reasonable discretion to ascertain any interest rate benchmark used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Note, and shall have no liability to Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

(i)Computation of Interest. Interest shall be computed on a per annum basis of a year of 360 days and for the actual number of days elapsed.

(i)Default Interest. Upon the occurrence of any Event of Default under this Note or under any of the other Loan Documents, regardless of whether or not there has been an acceleration of the indebtedness evidenced by this Note, and at all times after the maturity of the indebtedness evidenced by this Note (whether by acceleration or otherwise), and in addition to all other rights, remedies, or recourse available to Lender (or other holder of this Note) under the Loan Documents, at law, or in equity, at the option of Lender (or other holder of this Note) and without notice or demand, interest due under this Note shall accrue at the rate stated above plus five percent (5%) per annum. Borrower understands and acknowledges that it would be extremely difficult or impracticable to determine the actual damages suffered by Lender (or other holder of this Note) resulting from any Event of Default, and such accrued interest is a reasonable estimate of those damages and does not constitute a penalty.

(i)Interest Rate Limitation. Notwithstanding anything in this Note, or any other Loan Document, Borrower and Lender intend to strictly conform to all applicable usury laws. In no event, whether by reason of demand for payment or acceleration of the maturity of this Note or otherwise, shall the interest contracted for, charged, or received by Lender under this Note, under any of the other Loan Documents, or otherwise exceed the maximum interest permitted by applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to Lender in excess of the maximum interest permitted by applicable law, the interest payable to Lender shall be reduced automatically to the maximum interest permitted by applicable law. If Lender shall ever receive anything of value deemed interest under applicable law which would, apart from this paragraph, be in excess of the maximum interest permitted by applicable law, an amount equal to any amount which would have been excessive interest shall be applied to the reduction of the principal amount owing on this Note in the inverse order of its maturity and not to the payment of interest, or if such amount of interest which would have been in excess of the maximum interest permitted by applicable law exceeds the unpaid principal balance of this Note, such excess amount shall be refunded to Borrower. All interest paid or agreed to be paid to Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of this Note (including any renewal or extension) so that the amount of interest on account of such indebtedness does not exceed the maximum interest permitted by applicable law. The provisions of this paragraph shall control all existing and future agreements between Borrower and Lender with respect to interest rate limitation. Borrower hereby agrees that as a condition precedent to any claim or counterclaim seeking usury penalties against Lender, Borrower will provide written notice to Lender, notifying Lender in reasonable detail of the nature and amount of the violation, and Lender shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrower or crediting such excess interest against the principal amount owing on this Note.

a.Prepayment. Borrower may prepay, at any time and from time to time upon ten
(10) days’ prior written notice to Lender, the outstanding principal balance of this Note, without fee, premium, or penalty; provided, however, that such prepayment also shall include any and all accrued but unpaid interest through and including the date of prepayment, plus any other sums which have become due to Lender under this Note and the other Loan Documents on or before the date of prepayment but which have not been fully paid.

a.Late Charge. If a payment is made more than ten (10) days after it is due, Borrower will be charged, in addition to interest, a delinquency charge of (a) 2% of the unpaid portion of such regularly-scheduled payment; or (b) $250.00, whichever is less. Additionally, upon maturity of this Note, if the outstanding principal balance (plus all accrued but unpaid interest) is not paid within ten (10) days of the Maturity Date, Borrower will be charged a delinquency charge of (y) 2% of the sum of the outstanding principal balance plus all accrued but unpaid interest; or (z)

$250.00, whichever is less. Borrower agrees with Lender that the charges set forth in this Note are reasonable compensation to Lender for the handling of such late payments.

a.Event of Default. Upon the occurrence of an Event of Default, Lender (or other holder of this Note) may, at its option and without notice or demand, exercise any and all rights, remedies and recourse available to Lender (or other holder of this Note), including any such rights, remedies or recourse under the Loan Documents, at law or in equity.

a.Security. This Note is secured by, among other things, the Collateral and Lender (or other holder of this Note) is entitled to the benefits and security provided in the Loan Documents.

a.Texas Finance Code. In no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to this Note. To the extent that Chapter 303 of the Texas Finance Code is applicable to this Note, the “weekly ceiling” specified in such article shall be the ceiling applicable to this Note; provided that, if any applicable law permits greater interest, the law permitting the greatest interest shall apply.

a.Purpose of Revolving Credit Commitment. Borrower agrees that no Advances under this Note shall be used for personal, family, or household purposes, and that all Advances under this Note shall be used solely for business, commercial, investment, or other similar purposes and in accordance with the terms and provisions of this Note and the other Loan Documents.

a.Notices. All notices, demands, requests, and other communications required or permitted under this Note shall be delivered in accordance with the Loan Agreement.

a.Expenses. Borrower shall reimburse Lender (or other holder of this Note) on demand for all costs, expenses, and fees (including reasonable expenses and fees of legal counsel) incurred by Lender (or other holder of this Note) in connection with the transactions contemplated by this Note, including the negotiation, documentation, and execution of this Note and the enforcement of the rights of Lender (or other holder of this Note) under this Note.

a.Waiver. Borrower expressly waives presentment and demand for payment, notice of default, notice of intent to accelerate maturity, notice of acceleration of maturity, protest, notice of protest, notice of dishonor, and all other notices and demands for which waiver is not prohibited by applicable law, and diligence in the collection of this Note. No delay or omission of Lender in exercising any right under this Note or under applicable law shall be a waiver of such right or any other right under this Note or applicable law.

a.Governing Law, Submission to Jurisdiction, and Waiver of Right to Trial by Jury. This Note and any claim, controversy, dispute, or cause of action (whether in contract, tort, or otherwise) based upon, arising out of, or relating to this Note and the transactions contemplated by this Note shall be governed by, and construed in accordance with, the laws of the State of Texas without regard to conflicts of laws principles. Further, all provisions contained in the Loan Agreement with respect to submission to jurisdiction and waiver of right to trial by jury shall apply to this Note, as if a part of and fully set forth in this Note.

a.Successors and Assigns. This Note may be assigned or transferred by Lender to any person or third party without notice to or consent from Borrower. Borrower may not assign or transfer this Note or any of Borrower’s rights under this Note without the prior written consent of Lender. This Note shall inure to the benefit of, and be binding upon, Lender and Borrower and their permitted successors and assigns.

a.Financial Information. Borrower agrees to promptly furnish and cause any other party who signs, guarantees, or endorses this Note, or any other Loan Document, to furnish such financial information and statements, including financial statements, lists of assets and liabilities, agings of receivables and payables, inventory schedules, budgets, forecasts, tax returns, and other reports, all in a format acceptable to Lender, with respect to Borrower’s or such party’s financial condition and business operations as Lender may reasonably request from time to time. This provision shall not alter any obligation of Borrower or any other party to deliver to

Lender certain financial information, statements, and other reports pursuant to the terms of any other Loan Document.

a.Interpretation. The rules of interpretation specified in the Loan Agreement shall apply to this Note. All references in this Note to Sections are references to Sections of this Note unless otherwise specified.

a.Lost Note. Borrower will issue a replacement note in the event of the loss, theft, destruction or mutilation of this Note, upon the request of Lender.

a.Renewal and Extension. This Note is given in renewal and extension, but not in extinguishment or novation, of all amounts left owing and unpaid on that certain Revolving Promissory Note (Floating Rate) dated December 13, 2023 (the “Existing Note”), by Borrower and payable to the order of Lender, in the original principal amount of $75,000,000.00.

THIS NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

BORROWER:

STELLAR BANCORP, INC., a Texas
corporation

/s/ Robert R. Franklin, Jr.
Robert R. Franklin, Jr.
Chief Executive Officer